UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 10, 2016

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 10, 2016, DuPont Fabros Technology, Inc. (the “Company”) announced that on June 9, 2016 (the “Redemption Date”), the Company intends to redeem all of the shares of its 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) remaining issued and outstanding as of the Redemption Date and 2,650,000, representing approximately 39.8%, of its 6,650,000 outstanding shares of its 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”), at a redemption price of $25.00 per share, plus the amount equal to all accrued and unpaid dividends on each share of Series A Preferred Stock and on each share of Series B Preferred Stock, respectively, to be redeemed from April 15, 2016 up to, but not including, the Redemption Date.

Dividends on the shares of Series A Preferred Stock and on the shares of Series B Preferred Stock that are to be redeemed will cease to accrue on the Redemption Date. Upon redemption, the shares of Series A Preferred Stock and the redeemed shares of Series B Preferred Stock will no longer be outstanding, and all rights of the holders will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest. All shares of Series A Preferred Stock and all shares of Series B Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”). The Series A Preferred Stock will be redeemed in accordance with the procedures of DTC. The Series B Preferred Stock to be redeemed will be selected by lot in accordance with the procedures of DTC. Upon redemption, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange.

A copy of the Company’s press release announcing the redemption of the Series A Preferred Stock and the partial redemption of the Series B Preferred Stock is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 10, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

May 10, 2016	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 10, 2016